Exhibit 3.49

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION

Ronald N. Tutor and William B. Sparks certify that:

1.             They are the President and the Secretary, respectively, of Tutor-Saliba Builders, a California corporation.

2.             Article One of the Articles of Incorporation of this corporation is amended to read as follows:

“NAME: The name of this corporation is Tutor-Saliba Corporation”

3.             The Board of Directors has approved the foregoing amendment.

4.             The foregoing amendment has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The corporation only has one class of shares and the total number of outstanding shares is 10,000. The number of shares voting in favor of the amendment equaled or exceeded the number of votes required. The percentage vote required was more than 50%.

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We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Dated: August 27, 2008	/s/Ronald N. Tutor
Ronald N. Tutor
President

Dated: August 27, 2008	/s/William B. Sparks
William B. Sparks
Secretary